Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-221149 and 333-256861 on Form S-3 and Nos. 333-213703 and 333-228922 on Forms S-8, of FB Financial Corporation of our report dated February 25, 2022 with respect to the consolidated financial statements of FB Financial Corporation, which report appears in this Annual Report on Form 10-K of FB Financial Corporation for the year ended December 31, 2021.

Crowe LLP

Franklin, Tennessee
February 25, 2022